Exhibit 99.1

Great Elm Group, Inc. Reports FISCAL 2021 second quarter financial resulTs

Company to Host Quarterly Conference Call at 8:30 AM ET Today

WALTHAM, Mass., February 16, 2021 -- Great Elm Group, Inc. (“we,” “us,” “our,” “GEG,” or “Great Elm”) (NASDAQ: GEG), a diversified holding company, today announced financial results for its fiscal 2021 second quarter ended December 31, 2020.

Fiscal 2021 Second Quarter Highlights

(all comparisons versus the prior-year period unless otherwise noted)

Operating Companies:

•	DME reported total revenue of $14.5 million, an increase of 1% year-over-year
•	DME reported net loss of $2.9 million, compared to net loss of $0.7 million
•	DME reported Adjusted EBITDA of $1.9 million, compared to $3.5 million; $0.3 million of this decrease was from the allocation of personnel expense to DME previously allocated to GEG.
•	Having completed significant investments into the platform, DME management is fully focused on executing on attractive acquisition opportunities.

Investment Management (“IM”):

•	IM reported revenue of $0.8 million, compared to $0.9 million
•	IM reported net loss of $0.3 million, compared to net income of $5 thousand
•

Following the completion of the $31.7 million rights offering by Great Elm Capital Corp (“GECC”) on October 1, 2020, IM is poised to benefit from increased fee revenue as GECC aims to grow its portfolio by successfully deploying the rights offering proceeds.

•	IM established a new fund to invest in SPAC securities, an area which management believes it has expertise in evaluating and assessing investment opportunities.

Corporate Structure Reorganization and Strategic Financing Transaction

•

On December 29, 2020, we completed a reorganization of our corporate structure and executed a strategic financing transaction with J.P. Morgan Broker-Dealer Holdings (“JPM”), wherein JPM invested a total of $37.7 million in Great Elm.

•	JPM purchased $35 million of 9.0% preferred stock from our subsidiary, Forest Investments, Inc. (“Forest”) (formerly Great Elm Capital Group, Inc.).
•	JPM also purchased 20% of the equity of Forest for $2.7 million after distribution of the DME and Investment Management businesses to Great Elm Group.
•

Proceeds from the JPM investment was used to refinance DME’s existing term loan of approximately $24.8 million and provide growth capital; DME also distributed approximately $2.3 million in cash to GEG, inclusive of fees and expenses.

•	The transaction is an important step as we seek to strengthen our relationship with JPM.

Management Commentary

"This was a significant quarter for Great Elm, in that we achieved our strategic goals of providing the DME and Investment Management businesses with the financial capacity to pursue their respective growth opportunities,” Peter A. Reed, Chief Executive Officer, stated. “The financing transaction with JPM is important for our DME business, as it immediately lowers DME’s cost of capital, in addition to creating greater leverage capacity at DME to pursue organic and M&A growth. DME was able to grow revenue during the quarter despite the continued negative impact of COVID-19 on its business. Profitability was depressed during the quarter primarily as a result of legacy revenue reserve issues as well as increased operating costs due to the pandemic. Our team remains focused on improving profitability and resuming a more active acquisition program. In our Investment Management business, we were successful in raising $31.7 million in a rights offering at GECC in October 2020. This business is now well capitalized to pursue attractive opportunities to grow its portfolio and our team is actively focused on such efforts.”

Alignment of Interest

A distinct attribute of Great Elm is the particularly strong alignment of interest shared among shareholders and the employees, its directors, and other insiders of Great Elm. As of December 31, 2020, employees and directors of Great Elm and Great Elm Capital Management, Inc. (“GECM”) collectively own or manage 7.1 million shares, or approximately 27% of Great Elm’s outstanding shares.

Discussion of Financial Results for the Quarter ended December 31, 2020

Great Elm has three operating segments: Durable Medical Equipment, Investment Management, Real Estate with general corporate representing unallocated costs and activity to arrive at consolidated operations.

Durable Medical Equipment

During the three months ended December 31, 2020, Great Elm’s DME operations recognized $14.5 million in total revenue, compared to $14.4 million during the same period last year. While revenue was higher by $1.1 million year-over-year, this increase was offset by higher revenue reserves of $1.0 million during the quarter. The increase in revenue was driven primarily by organic growth in CPAP resupply sales year-over-year, offset by lower sleep studies revenue and lower rental revenues for new equipment set-ups. The demand for sleep studies continues to be softened by the ongoing COVID-19 pandemic, and referrals for new equipment set-ups have declined as they are generally driven by in-house or external sleep studies.

Great Elm’s DME operations reported net loss of $2.9 million for the fiscal 2021 second quarter compared to net loss of $0.7 million in the prior-year period. Adjusted EBITDA, a non-GAAP measure, was $1.9 million in the fiscal 2021 second quarter, compared to $3.5 million in the prior-year period. Adjusted EBITDA was lower due primarily to the higher revenue reserves of $1.0 million discussed above, $0.3 million from the reallocation of GEG corporate personnel to DME and $0.2 million increase in operating expenses related to COVID-19. Additionally, operating expenses were higher compared to the year ago period due to additional expenses incurred to enhance the platform and scalability of the business, and also a reduction in sleep study services, which tend to generate higher margin as compared to equipment sales.

Investment Management

During the three months ended December 31, 2020, Great Elm’s Investment Management business recognized total investment management revenue of $0.8 million, compared to $0.9 million during the same period in the prior year. Revenue was slightly lower due to reduced assets under management in our managed portfolios as compared to pre-pandemic levels.

Great Elm recognized a net loss of $0.3 million compared to net income of $5 thousand during the same period in the prior year. Adjusted EBITDA was $41 thousand in the fiscal 2021 second quarter, compared to $0.3 million during the same period in the prior year. Adjusted EBITDA was impacted by additional staffing costs as this segment intends to continue to focus on attractive acquisition opportunities, particularly in the specialty finance sector which has generated results that have exceeded internal expectations.

Real Estate

During the three months ended December 31, 2020, Great Elm’s real estate business recognized $1.3 million in rental revenue, $71 thousand in net income and Adjusted EBITDA of $1.1 million. During the same period last year, Great Elm recognized $1.3 million in rental revenue, $60 thousand in net income and Adjusted EBITDA of $1.1 million.

Our revenues, costs and expenses have generally remained consistent year over year, as real estate rental revenue consists of rents received from the two Class A office buildings in Fort Meyers, Florida. Great Elm continues to manage the Fort Myers investment to monetize significant net operating loss carryforwards.

General Corporate

During the three months ended December 31, 2020, Great Elm recognized $45 thousand in revenue compared to $57 thousand in revenue during the same period in the prior year. Revenue increased slightly as a result of increased management fees earned from DME.

Great Elm recognized $2.2 million in net income vs. net loss of $1.4 million during the same period in the prior year.  The increase in net income was driven primarily by net unrealized gains on Great Elm’s investment in GECC and higher dividend income due to a larger investment in GECC following stock distributions received and our participation in the GECC rights offering in October 2020. Great Elm recognized $(0.9) million in Adjusted EBITDA compared to Adjusted EBITDA of $(1.6) million during the prior year period. Great Elm made significant progress on reducing its corporate overhead, driven largely by a reduction in audit cost and the reallocation of certain personnel expenses to DME.  Great Elm intends to continue to focus on reducing its corporate overhead.

Fiscal 2021 Second Quarter Conference Call & Webcast Information

When:Tuesday, February 16, 2021, 8:30 a.m. Eastern Time (ET)

Call:

All interested parties are invited to participate in the conference call by dialing +1 (844) 559-0750; international callers should dial +1 (647) 689-5386. Participants should enter the Conference ID 5379083 when asked.

Webcast:

The conference call will be webcast simultaneously and can be accessed at the following link: Great Elm Group Second Quarter 2021 Webcast. For a copy of the slide presentation accompanying the conference call, please visit: https://www.greatelmgroup.com/events-and-presentations.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded holding company that is building a business across two operating verticals: investment management and operating companies. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding revenue, Adjusted EBITDA, expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information.  These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC, and in public disclosures, of financial measures that are not in accordance with US GAAP, such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is derived from methodologies other than in accordance with US GAAP. Great Elm believes that Adjusted EBITDA is an important measure for investors to use in evaluating Great Elm’s businesses. In addition, Great Elm’s management reviews Adjusted EBITDA as they evaluate acquisition opportunities.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation from, or as a substitute for, analyzing Great Elm’s results as reported under US GAAP. Non-GAAP financial measures reported by Great Elm may not be comparable to similarly titled amounts reported by other companies.

Set forth below is a reconciliation of Adjusted EBITDA to the most directly comparable US GAAP financial measure, net income.

Media & Investor Contact:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com

Jeehae Linford

The Equity Group Inc.

+1 (212) 836-9615

jlinford@equityny.com

Great Elm Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

Dollar amounts in thousands (except per share data)

ASSETS	December 31, 2020	June 30, 2020
Current assets:
Cash and cash equivalents	$32,894	$40,519
Restricted cash	934	846
Accounts receivable	7,597	7,991
Related party receivables	1,379	1,059
Investments, at fair value (cost $40,448 and $30,279, respectively)	19,532	8,705
Inventories	967	1,470
Prepaid and other current assets	1,134	738
Assets of Consolidated Fund
Investments, at fair value (cost $3,351)	3,417	-
Prepaid and other current assets	11	-
Total current assets	67,865	61,328
Real estate assets, net	52,576	53,188
Property and equipment, net	1,132	1,410
Equipment held for rental, net	7,020	7,483
Identifiable intangible assets, net	14,031	15,129
Goodwill	50,010	50,010
Right of use assets	5,015	5,392
Other assets	1,730	1,505
Total assets	$199,379	$195,445
LIABILITIES, NON-CONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,159	$5,007
Accrued expenses and other liabilities	4,040	3,565
Deferred revenue	5,372	5,652
Current portion of lease liabilities	1,518	1,617
Current portion of long term debt	2,413	6,221
Current portion of related party notes payable	76	1,418
Current portion of equipment financing debt	1,755	2,034
Liabilities of Consolidated Fund
Accrued expenses and other liabilities	357	-
Total current liabilities	20,690	25,514
Lease liabilities, net of current portion	3,767	4,060
Long term debt, net of current portion	51,948	52,781
Related party notes payable, net of current portion	2,996	26,485

Convertible notes (face value $31,280 and $30,521,respectively, including $13,607 and $13,277, respectively, held by related parties)	18,584	17,444
Equipment financing debt, net of current portion	122	196
Redeemable preferred stock of subsidiaries (held by related parties, face value $37,018)	35,412	-
Other liabilities	655	395
Total liabilities	134,174	126,875
Commitments and Contingencies (Note 16)
Contingently redeemable non-controlling interest	2,567	3,890
Stockholders' equity
Preferred stock, $0.001 par value; 5,000,000 authorized and zero outstanding	-	-
Common stock, $0.001 par value; 350,000,000 shares authorized and 26,423,677 shares issued and 25,690,768 outstanding at December 31, 2020; and 26,217,380 shares issued and 25,529,534 outstanding at June 30, 2020	26	26
Additional paid-in-capital	3,318,831	3,318,117
Accumulated deficit	(3,261,454)	(3,257,349)
Total Great Elm Group, Inc. stockholders' equity	57,403	60,794
Non-controlling interests	5,235	3,886
Total stockholders' equity	62,638	64,680
Total liabilities, non-controlling interest and stockholders' equity	$199,379	$195,445

Great Elm Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

Dollar amounts in thousands (except per share data)

	For the three months ended December 31,		For the six months ended December 31,
	2020	2019	2020	2019
Revenues:
Durable medical equipment sales and services revenue	$9,544	$9,047	$18,757	$16,792
Durable medical equipment rental income	4,999	5,344	10,396	10,830
Investment management revenues	760	889	1,533	1,756
Real estate rental income	1,276	1,271	2,548	2,544
Total revenues	16,579	16,551	33,234	31,922

Operating costs and expenses:
Cost of durable medical equipment sold and services	4,703	3,689	8,910	7,152
Cost of durable medical equipment rentals[1]	1,621	2,185	3,536	4,450
Durable medical equipment other operating expenses	8,070	7,679	15,750	14,528
Investment management expenses	916	664	1,642	1,355
Real estate expenses	127	126	252	250
Depreciation and amortization	1,021	1,130	2,042	2,197
Selling, general and administrative	1,315	1,348	2,728	3,134
Expenses of Consolidated Fund	-	-	-	-
Total operating costs and expenses	17,773	16,821	34,860	33,066
Operating loss	(1,194)	(270)	(1,626)	(1,144)
Dividends and interest income	1,325	603	1,854	1,117
Unrealized gain (loss) on investment in GECC	2,560	(826)	658	(1,809)
Net unrealized gains (losses) on investments of Consolidated Fund	58	-	58	-
Interest expense	(1,911)	(1,633)	(3,868)	(3,329)
Loss on extinguishment of debt	(1,866)	-	(1,866)	-
Other (expense) income, net	32	-	30	3
Loss, before income taxes	(996)	(2,126)	(4,760)	(5,162)
Income tax benefit (expense)	50	99	(49)	(143)
Net loss	$(946)	$(2,027)	$(4,809)	$(5,305)

Less: net loss attributable to non-controlling interest	(597)	(186)	(704)	(375)
Net loss attributable to Great Elm Group, Inc.	$(349)	$(1,841)	$(4,105)	$(4,930)
Net loss attributable to shareholders per share
Basic	$(0.01)	$(0.07)	$(0.16)	$(0.19)
Diluted	(0.01)	(0.07)	(0.16)	(0.19)
Weighted average shares outstanding
Basic	25,678	25,402	25,626	25,387
Diluted	25,678	25,402	25,626	25,387

[1] Includes depreciation expense of:	1,457	1,962	3,205	4,013

(1)	Prior year non-GAAP adjustments have been updated to conform to current year presentation by removing adjustments associated with the adoption of ASC 606 Contracts with Customers.

(2)

Transaction and integration related costs include costs to acquire and integrate acquired businesses.  This also represents change in contingent consideration liability since the initial valuation at the acquisition date.